Exhibit 99.1

News from RECOTON

CONTACT:	Recoton Investor Relations Tel: 407-333-8900 X1280

FOR IMMEDIATE RELEASE

RECOTON CORPORATION ANNOUNCES CHAPTER 11 FILING

Lake Mary, FL – April 8, 2003 - Recoton Corporation (Nasdaq: RCOT), a global consumer electronics company, and all of its U.S.-based subsidiaries voluntarily filed today for bankruptcy protection in the United States Bankruptcy Court for the Southern District of New York under Chapter 11 of the United States Bankruptcy Code. Debtor-in-possession (“DIP”) financing for the bankruptcy proceedings has been arranged with Recoton’s existing senior lenders, led by GE Corporate Financial Services. Upon approval, the DIP financing will provide immediate funding to support Recoton’s ongoing business requirements.

Robert L. Borchardt, President and Chief Executive Officer of Recoton, commented that the voluntary action was initiated, “to protect the value and viability of Recoton’s operations and ensure that our customers receive necessary products, services and support while we seek to sell Recoton’s assets as a going concern.”

The terms of the DIP financing require Recoton to sell its remaining businesses and all related assets and apply the proceeds from such sales to reduce Recoton’s outstanding indebtedness. These sales, which are subject to the approval of the Bankruptcy Court, are expected to be consummated by June 30, 2003.

Recoton has retained Stroock & Stroock & Lavan LLP as its bankruptcy counsel and Kroll Zolfo Cooper as its financial advisor. Recoton also has retained Jefferies & Company, Inc. as its investment banker to market Recoton’s assets as going concerns. To date, Jefferies & Company, Inc. has received several expressions of interest from potential bidders for Recoton’s assets and businesses.

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such statements speak only as of the date made. Please refer to the Company’s current Form 10-K and other SEC filings.

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